Exhibit 99.1

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April 7, 2021

PG&E Appoints Jason Glickman as Executive Vice President, Engineering, Planning, and Strategy

Glickman Joins from Bain & Company and is a Recognized Energy Industry Expert with Deep Strategic Experience

Appointment is Eighth Leadership Addition Since January to Help Revamp Senior Team

SAN FRANCISCO — Pacific Gas and Electric Company (PG&E) today announced the appointment of Jason Glickman as Executive Vice President, Engineering, Planning, and Strategy, effective May 3, 2021. Mr. Glickman will report to Patti Poppe, Chief Executive Officer of PG&E Corporation.

“I am thrilled to welcome Jason to PG&E. He is a seasoned and strategic industry thought leader with an impressive track record of helping energy companies meet their goals and achieve large-scale transformations,” said Ms. Poppe. “He understands our industry inside and out and has what it takes to move an investor-owned utility toward a more resilient, safe, sustainable and affordable energy future. I am confident that Jason’s expertise, vision and leadership will help us continue to strengthen PG&E for our customers and communities.”

In this newly created role, Mr. Glickman will oversee the utility’s near-term priorities and long-term planning. This will include oversight of PG&E’s utility assets, including the gas system and electric infrastructure.

“Having spent the last 20 years living, working and raising a family in Northern California, I see enormous opportunities to rethink and rebuild our energy infrastructure and transportation systems to help the state achieve its bold clean energy goals and combat the changing climate. I’m honored to join PG&E and this new leadership team that’s focused on delivering safe, reliable and clean energy to the 16 million people we are fortunate to serve every day,” said Mr. Glickman.

Mr. Glickman brings industry expertise and extensive strategic experience to PG&E. He currently serves as a Partner and the Global Head of Utilities and Renewables at Bain & Company and resides in Oakland, CA. He became a Partner in 2014 and the Global Head of Utilities and Renewables in March 2020. At Bain, his clients have included major investor-owned utilities and other industry leaders, with which he has worked closely over sustained periods of time to deliver measurable results. His work has focused on advising leading energy companies on strategy and sustainability, as well as affordability and digital transformation. He has designed and implemented comprehensive long-term plans that encompass asset strategy, engineering and operations, and he has led several multi-year enterprise affordability programs to benefit customers.

Prior to becoming a Partner at Bain, Mr. Glickman served as a consultant there from 2007 to 2014. Prior to that, Mr. Glickman served as a Principal at EY – Parthenon (formerly The Parthenon Group) from 2002 to 2007. He holds a BS and an MS in Management Science & Engineering from Stanford University.

Since Ms. Poppe began as the company’s new CEO in January 2021, PG&E has bolstered its leadership team with eight new senior executive hires with significant energy, transformation, operations and safety experience.

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is a combined natural gas and electric utility serving more than 16 million people across 70,000 square miles in Northern and Central California. For more information, visit pge.com and pge.com/news.